Exhibit 10.33
DIRECTOR NOMINATION AGREEMENT
     THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is dated as of April 10, 2012, among EVERBANK FINANCIAL CORP, a Delaware corporation (the “Company”), ARENA CAPITAL INVESTMENT FUND, L.P. (“Arena”), LOVETT MILLER VENTURE PARTNERS III, LIMITED PARTNERSHIP (“Lovett Miller”), LOVETT MILLER VENTURE FUND II, LIMITED PARTNERSHIP (“Lovett Miller II” and together, with Lovett Miller, the “Lovett Miller Funds”) (together, the Lovett Miller Funds and Arena, the “Investors”).
RECITALS:
     WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of November 22, 2002 (the “2002 Purchase Agreement”), Arena and Lovett Miller purchased common units of limited partnership interests (“Units”) in Alliance Capital Partners, L.P. (the “Partnership”);
     WHEREAS, in connection with the purchase of Units pursuant to the Securities Purchase Agreement dated as of October 27, 2000 (the “2000 Purchase Agreement”) Arena and Lovett Miller II, an affiliate of Lovett Miller, entered into that Transfer Restriction and Voting Rights Agreement, dated as of October 27, 2000 (the “2000 Agreement”);
     WHEREAS, in connection with the 2002 Purchase Agreement, the parties entered into an Amended and Restated Transfer Restriction and Voting Agreement, dated November 22, 2002 (the “Arena Lovett Miller Agreement”);
     WHEREAS, EverBank Financial Corp, a Florida corporation (“EverBank (FL)”), is the successor in interest to the Partnership, and Units in the Partnership have been converted to EverBank (FL) common stock, par value $0.01 per share;
     WHEREAS, in anticipation of completing an initial public offering (the “IPO”), EverBank (FL) is changing its state of incorporation from Florida to Delaware via the merger (the “Reincorporation Merger”) of EverBank (FL) with and into its wholly owned subsidiary, the Company, pursuant to which, among other things, EverBank (FL) common stock shall be converted into common stock, par value $0.01 per share (the “Common Stock”), of the Company;
     WHEREAS, in connection with the Company’s IPO, the Company and the Investors wish to memorialize, in accordance with the terms and subject to the conditions set forth herein, certain rights and obligations under the Arena Lovett Miller Agreement with respect to the nomination of directors to the Board of Directors of the Company (the “Board of Directors”) and other matters relating to the Board of Directors that will remain in place, from and after the IPO; and
     WHEREAS, the Company and the Investors desire that this Agreement be effective upon the consummation of the Company’s IPO (the “Effective Time”).
     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.	Definitions.

          “2000 Purchase Agreement” has the meaning set forth in the Recitals.
          “2000 Agreement” has the meaning set forth in the Recitals.
          “2002 Purchase Agreement” has the meaning set forth in the Recitals.
          “Affiliate” or “affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in this definition of “Affiliate”, the term “control” and any derivatives thereof mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
          “Agreement” has the meaning set forth in the Preamble.
          “Applicable Law” means any and all applicable federal, state, local, municipal, foreign, international or multinational constitution, code, law, statute, ordinance, regulation, rule, standard, administrative ruling, principle of common law, legal doctrine, treaty or process applicable to a Person or its assets, liabilities, or business, including those promulgated, interpreted, or enforced by any regulatory authority, including, but not limited to, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Company, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the Internal Revenue Service, all state regulatory agencies having jurisdiction over the Company and/or its Subsidiaries, the National Association of Securities Dealers, Inc., the Securities and Exchange Commission and the National Labor Relations Board.
          “Applicable Requirements” includes the Company’s Charter, Bylaws (as defined below), the Applicable Laws, the Securities Laws (as defined below), the listing standards of any national securities exchange on which the Common Stock is listed, the submission on a timely basis of such questionnaires as the Company may reasonably require of its directors generally and any other information as the Company may reasonably request in connection with the preparation of its filings under the Securities Laws.
          “Arena Director” shall have the meaning set forth in Section 2(b) of this Agreement.
          “Arena Lovett Miller Agreement” has the meaning set forth in the Recitals.
          “Board of Directors” has the meaning set forth in the Recitals.
          “Business Day” shall mean any day, other than a Saturday, Sunday or legal holiday under the Federal laws of the United States.
          “Charter” means the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time.
          “Common Stock” has the meaning set forth in the Recitals.
          “Company” has the meaning set forth in the Preamble.
          “Control,” “Controlling” or “Controlled” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          “Effective Time” has the meaning set forth in the Recitals.
          “EverBank” means Everbank, a federal savings bank and as of the Effective Time, a direct wholly owned subsidiary of the Company.
          “EverBank (FL)” has the meaning set forth in the Recitals.
          “Investors” has the meaning set forth in the Preamble.
          “IPO” has the meaning set forth in the Recitals.
          “Lovett Miller” has the meaning set forth in the Preamble.
          “Lovett Miller II” has the meaning set forth in the Preamble.
          “Lovett Miller Funds” has the meaning set forth in the Preamble
          “Observer” shall have the meaning set forth in Section 2(c) of this Agreement.
          “Partnership” has the meaning set forth in the Recitals.
          “Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.
          “Reincorporation Merger” has the meaning set forth in the Recitals.
          “Securities Laws” means the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.
          “Stockholders” has the meaning set forth in Section 2(b) of this Agreement.
          “Threshold Amount” means, as to each of Arena and the Lovett Miller Funds individually, 20% of the aggregate number of shares of Common Stock issued to each Investor pursuant to the Reincorporation Merger in respect of the shares of Units purchased by each Investor pursuant to the 2000 Purchase Agreement and the 2002 Purchase Agreement (as such number may be appropriately adjusted from time to time for stock splits, reverse stock splits, recapitalization or similar transactions).
          “Units” has the meaning set forth in the Recitals.
2.	Nomination of Director /Board Observers.
a.	From and after the Effective Time and until such time as Arena and the Lovett Miller Funds and their Affiliates no longer own in the aggregate a number of shares of Common Stock at least equal to the Threshold Amount, the Company shall take all necessary actions within its control (including, without limitation, nominating directors, calling special Board of Directors and stockholder meetings, and amending the Company’s By-laws), in order to give effect to the provisions of this Section 2.

b.	Designation and Election of the Arena Director.

i.	For so long as Arena and its Affiliates own in the aggregate a number of shares of the Company’s Common Stock at least equal to the Threshold Amount, then one representative designated by Arena (the “Arena Director”) shall be included in management’s slate of nominees recommended to stockholders of the Company (the “Stockholders”) for election as a director at any annual or special meeting of the Stockholders at which the Arena Director’s term expires, subject to satisfaction of the Applicable Requirements regarding service as a director of the Company and, solely in respect of any proposed Arena Director other than Rupinder Sidhu, Gerald S. Armstrong and any other principal of Arena, to the reasonable approval of any nominating or corporate governance committee of the Board of Directors (such approval not to be unreasonably withheld or delayed). If Arena and its Affiliates no longer hold the minimum number of shares of Common Stock specified in the prior sentence, Arena will have no further rights under this Section 2 and, at the written request of the Board of Directors, shall use its commercially reasonable efforts to cause the Arena Director to resign from the Board of Directors as promptly as reasonably practicable thereafter. So long as Arena is entitled to nominate an Arena Director, Arena shall also be entitled to have the Arena Director serve on the board of directors of EverBank, and to serve as a member of any executive or compensation committee of the Board of Directors or of the EverBank board of directors, in each case, to the extent not prohibited by the Applicable Requirements.

ii.	Pursuant to the Charter, the Arena Director may be removed from the Board of Directors only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Company’s then outstanding capital stock entitled to vote generally in the election of directors. The Arena Director may be removed from a subsidiary board or a committee thereof, with or without cause, solely upon the written request of Arena and under no other circumstances. In the event of such removal, or if the Arena Director dies, resigns or otherwise ceases to serve for any reason, Arena will have the right to designate another Arena Director to fill such vacancy, subject to such individual’s satisfaction of the Applicable Requirements and, solely in respect of any proposed Arena Director other than Rupinder Sidhu and Gerald S. Armstrong, to the reasonable approval of any nominating or corporate governance committee of the Board of Directors (such approval not to be unreasonably withheld or delayed). Any successor that is appointed to fill a vacancy pursuant to this Section 2(b)(ii) shall have the right to serve until the next meeting of the Stockholders of the Company at which the Arena Director’s term expires.

iii.	No later than thirty (30) days prior to the anticipated mailing date of the Company’s proxy statement, pursuant to the Securities Laws, with respect to any meeting of the Company’s Stockholders at which the Arena Director’s term expires, the Secretary of the Company shall notify Arena of the upcoming election and anticipated date thereof and request that Arena take all necessary action to designate its candidate. Unless earlier notice shall be required in order to comply with the Applicable Requirements, Arena shall notify the Secretary of the Company at least twenty (20) days prior to such anticipated mailing date. A failure by Arena to provide such notification shall be deemed to be a designation by Arena of the same candidate as last designated by Arena. Any designation pursuant to this Section 2 shall be made in writing.

c.	Designation of Board Observers.
i.	For so long as, each of Arena and the Lovett Miller Funds and their Affiliates own in the aggregate a number of shares the Company’s Common Stock equal to at least the Threshold Amount, then one representative designated by Arena and one representative designated by the Lovett Miller Funds at any time and from time to time may act as a non-voting observer to the Board of Directors (the “Observers”). The Company shall provide such Observers with written notice of each meeting of the Board of Directors, at the same time and in the same manner as notice is provided to the directors, and permit the Observers to attend, as a non-voting observer, all such meetings, either in person or by telephone conference. The Observers shall be entitled to receive all written materials and other information provided to the members of the Board of Directors in connection with such meetings at the same time such materials and information are provided to such directors, including, without limitation, any written materials and other information provided to the directors in connection with written consents of directors in lieu of a meeting. If the Arena Director is a representative on the board of EverBank, the Arena Observer shall be entitled to the same rights with respect to the board of EverBank as he or she has with respect to the Board of Directors, in each case to the extent not prohibited by Applicable Law.

ii.	Notwithstanding the foregoing, (i) the Company reserves the right to withhold any information and to exclude such Observers from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel; (ii) the Board of Directors, in its sole discretion, reserves the right to withhold any information and to exclude such Observers from any meeting or portion thereof for any reason; (iii) such Observers shall not be entitled to attend executive sessions of the Board of Directors; (iv) such Observers shall comply with the policies of the Company and its subsidiaries that are applicable to directors of the Company as if he or she were a director, and shall sign any relevant acknowledgement form stating that he or she agrees to comply with the policies and procedures in such policy and (v) such Observers shall, prior to being given any information or being permitted to attend any meetings, enter into a confidentiality agreement with the Company, substantially in the form attached hereto as Exhibit A for the Observer designated by Arena and substantially in the form attached hereto as Exhibit B for the Observer designated by the Lovett Miller Funds.
d.	Expenses of Directors/Observers. The Company shall pay all reasonable out-of-pocket expenses incurred by the Arena Director and the Observers in connection with the performance of his or her duties as a director or an Observer and in connection with his or her attendance at any meeting of the Board of Directors.
3.	Miscellaneous
a.	Specific Performance. The parties hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement. Therefore, all parties hereto shall have the right to specific performance of the obligations of the other parties under this Agreement, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has or have an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

b.	Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile transmission, by recognized overnight courier marked for overnight delivery, or by registered or certified mail, postage prepaid, addressed as follows, or such other address as shall be furnished by like notice to the other parties:
If to Arena:
Arena
540 Madison Avenue, 25th Floor
New York, New York 10022
Fax (212) 885-8585
If to the Lovett Miller Funds:
Lovett Miller Funds
One Independent Drive, Suite 1600
Jacksonville, Florida 32202
Fax (904) 634~0633
If to the Company:
EverBank Financial Corp.
501 Riverside Avenue
Jacksonville, Florida 32202
Attn: Thomas A. Hajda
Telephone: (904) 623-8199
Fax: (904) 623-8190
with a copy (which copy alone shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attn: Patricia Moran
Telephone: (212) 735-3130
Fax: (917) 777-3130
All such notices and communications shall, when sent by facsimile transmission (and receipt thereof is confirmed), be effective when sent by facsimile transmission, or if sent by nationally recognized overnight courier service, be effective one Business Day after the same has been delivered to such courier service marked for overnight delivery, or, if mailed, be effective when received.

c.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner so as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. If any provision contained in this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable as written, a court of competent jurisdiction shall, at any party’s request , reform the terms of this Agreement to the extent necessary to cause such otherwise invalid provisions to be enforceable under applicable law.

d.	Amendment and Waiver. This Agreement may be amended only by written instruments signed by the Company and Arena; provided that Sections 2(c) and 2(d) may be amended as to the Lovett Miller Funds only by written instrument signed by the Lovett Miller Funds. No waver of any right or remedy granted in one instance shall be deemed to be a continuing waiver under the same or similar circumstances thereafter arising.

e.	Section Headings. The captions to the Sections in this Agreement are for reference only and shall not affect the meaning or interpretation hereof.

f.	Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without application of the conflicts of laws principles thereof.

g.	Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which will constitute one and the same instrument.

h.	Company Record; Conflict with Bylaws. A copy of this Agreement shall be filed in the records of the Company. In the event of a conflict in the provisions of this Agreement and the Company’s Amended and Restated By-laws (the “Bylaws”), as may be amended from time to time, the provisions of this Agreement shall govern over the provisions of the bylaws in conflict herewith.

i.	Complete Agreement; Assignment; Successors and Assigns
i.	This Agreement supersedes and replaces in its entirety the Arena Lovett Miller Agreement, which the parties acknowledge shall terminate and be of no further force and effect as of the Effective Time. This Agreement (including the Exhibits hereto) contains the complete agreement between the parties and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which conflicts with, or may have related to, the subject matter hereof.

ii.	This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.

[Remainder of Page Intentionally Blank]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day, month and year first written above.

EVERBANK FINANCIAL CORP

By:	/s/ Robert M. Clements

Name:	Robert M. Clements
Title:	Chairman of the Board and Chief Executive Officer

ARENA CAPITAL INVESTMENT FUND, L.P.

By:	Arena Equity Partners, LLC, Its General Partner

By:	/s/ Gerald S. Armstrong

Name:	Gerald S. Armstrong
Title:	Managing Member
Address:	133 East 80th Street, New York, NY 10075
Telephone:	(917) 848-4471
Facsimile:	(212) 570-9671

LOVETT MILLER VENTURE PARTNERS III,
LIMITED PARTNERSHIP

By:	Lovett Miller Venture Fund III, LLC, Its General Partner

By:	/s/ W. Radford Lovett, II

Name:	W. Radford Lovett, II
Title:	Managing Director
Address:	1 Independent Drive, Ste 1600, Jacksonville, FL 32202
Telephone:	904-634-0077
Facsimile:	904-634-0633

LOVETT MILLER VENTURE FUND II,
LIMITED PARTNERSHIP

By:	Lovett Miller Venture Partners II, LLC, Its General Partner

By:	/s/ W. Radford Lovett, II

Name:	W. Radford Lovett, II
Title:	Managing Director
Address:	1 Independent Drive, Ste 1600, Jacksonville, FL 32202
Telephone:	904-634-0077
Facsimile:	904-634-0633

Exhibit A
[DATE]
[Name of Observer]
[Address]
          In connection with your appointment by Arena Capital Investment Fund, L.P. (“Arena”) to act as a non-voting observer (an “Observer”) of the Board of Directors of EverBank Financial Corp, a Delaware corporation (the “Company”), this letter memorializes your agreement that you shall (1) use all non-public information received or observed by you in your capacity as an Observer (the “Confidential Information”) solely in connection with your service as an Observer in accordance with the Director Nomination Agreement, dated as of [•], 2011 among the Company, Arena, Lovett Miller Venture Partners III, Limited Partnership and Lovett Miller Venture Fund II, Limited Partnership and (2) not disclose the Confidential Information to any third party except as required by applicable law, rule or regulation or as may be required by any governmental, or regulatory authority. “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of an act or omission by you in breach of this letter agreement, (ii) you or Arena receives on a non-confidential basis from a source other than the Company, or (iii) is known to you or Arena on a non-confidential basis or is in your or Arena’s possession prior to disclosure by the Company.
          You hereby acknowledge and agree that you (i) shall comply with the policies of the Company and its subsidiaries that are applicable to directors of the Company as if you were a director; provided that such policies are made available to you as soon as reasonably practicable prior to such policies becoming applicable to you and (ii) are aware that the United States securities laws prohibit any person who has received any material, non-public information about an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in violation of those laws.
          You understand and agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Company shall be entitled to see specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.
          This letter agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby).
          Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the Company, whereupon this letter agreement shall become a binding agreement between you and the Company.
Very truly yours,
EverBank Financial Corp
By:
Name:
Title:
Agreed and Accepted as of the Above Date:
[Name of Observer]
By:
Name:
Title:
Address:
Telephone:
Facsimile:

Exhibit B
[DATE]
[Name of Observer]
[Address]
          In connection with your appointment by the Lovett Miller Venture Partners III, Limited Partnership (“Lovett Miller”) and the Lovett Miller Venture Fund II, Limited Partnership (“Lovett Miller II, and collectively with Lovett Miller, the “Lovett Miller Funds”) to act as a non-voting observer (an “Observer”) of the Board of Directors of EverBank Financial Corp, a Delaware corporation (the “Company”), this letter memorializes your agreement that you shall (1) use all non-public information received or observed by you in your capacity as an Observer (the “Confidential Information”) solely in connection with your service as an Observer in accordance with the Director Nomination Agreement, dated as of [•], 2011 among the Company, the Lovett Miller Funds and Arena Capital Investment Fund, L.P. and (2) not disclose the Confidential Information to any third party except as required by applicable law, rule or regulation or as may be required by any governmental, or regulatory authority. “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of an act or omission by you in breach of this letter agreement, (ii) you or the Lovett Miller Funds receives on a non-confidential basis from a source other than the Company, or (iii) is known to you or the Lovett Miller Funds on a non-confidential basis or is in your or the Lovett Miller Funds’ possession prior to disclosure by the Company.
          You hereby acknowledge and agree that you (i) shall comply with the policies of the Company and its subsidiaries that are applicable to directors of the Company as if you were a director; provided that such policies are made available to you as soon as reasonably practicable prior to such policies becoming applicable to you and (ii) are aware that the United States securities laws prohibit any person who has received any material, non-public information about an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in violation of those laws.
          You understand and agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Company shall be entitled to see specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.
          This letter agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby).
          Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the Company, whereupon this letter agreement shall become a binding agreement between you and the Company.
Very truly yours,
EverBank Financial Corp
By:
Name:
Title:
Agreed and Accepted as of the Above Date:
[Name of Observer]
By:
Name:
Title:
Address:
Telephone:
Facsimile: